Exhibit 5.1

August 2, 2012

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730-1401

Re:	Registration Statement on Form S-8 Relating to The 2003 Incentive Award Plan of Gen-Probe Incorporated (the “Registration Statement”)

Ladies and Gentlemen:

We are outside counsel to Hologic, Inc., a Delaware corporation (the “Company”). We have been asked to deliver this opinion in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), of the above-captioned Registration Statement on Form S-8 filed by the Company with the SEC on the date hereof. The Registration Statement relates to the registration of (i) 3,662,874 shares of Common Stock, $0.01 par value per share of the Company issuable pursuant to The 2003 Incentive Award Plan of Gen-Probe Incorporated, as assumed by the Company (the “Plan” and the shares of Common Stock issuable thereunder pursuant to the Registration Statement, the “Shares”), and (ii) 3,662,874 Rights (as defined below) that may be issued in connection with the issuance of the Shares. The Rights are issuable pursuant to that certain Amended and Restated Rights Agreement, entered into between the Company and American Stock Transfer & Trust Company, as rights agent, as of April 2, 2008 (the “Rights Agreement”), providing, in effect, for the delivery of a right (a “Right”), along with each share of Common Stock issued by the Company.

In rendering this opinion, we have examined, are familiar with, and have relied as to factual matters solely upon, copies of the Company’s Certificate of Incorporation, as amended, the Company’s Fourth Amended and Restated By-laws, the Plan, the Rights Agreement, the Registration Statement, the Agreement and Plan of Merger dated April 29, 2012 by and among the Company, Gold Acquisition Corp., and Gen-Probe Incorporated, and the minute books and stock records of the Company (collectively, the “Documents”).

For purposes of this opinion, we have assumed without any investigation: (1) the legal capacity of each natural person; (2) the genuineness of each signature; (3) the completeness of each document submitted to us as an original and the conformity with the original of each document submitted to us as a copy; and (4) the completeness, accuracy and proper indexing of all governmental records.

Our opinions contained herein are limited to the laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and the federal law of the United States of America.

Our opinions hereafter expressed are based solely upon: (1) our review of the Documents; (2) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein; and (3) such review of published sources of law as we have deemed necessary.

Based upon and subject to the foregoing, we are of the opinion that:

(1)	the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable; and

(2)	the Rights have been duly authorized and, when issued in accordance with the terms of the Rights Agreement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. This opinion speaks only as of the date hereof and we assume no obligation to update this opinion at any date subsequent to the date hereof.

Very truly yours,

/s/ BROWN RUDNICK LLP